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                                                                  Exhibit (d)(2)

                            FORM OF TENDER AGREEMENT
                            ------------------------

     TENDER AGREEMENT (this "Agreement"), dated as of May 12, 2002, by and among Sears, Roebuck and Co., a New York corporation ("Parent"), Inlet Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and __________ (the "Stockholder"). Capitalized terms used and not otherwise defined herein have the meaning set forth in the Acquisition Agreement (the "Acquisition Agreement") dated as of the date hereof by and among Parent, Purchaser and Lands' End, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Acquisition Agreement provides for Parent to acquire the Company by (i) causing Purchaser to make a tender offer as contemplated by the Acquisition Agreement (the "Offer") for all of the issued and outstanding shares of common stock of the Company ("Company Common Shares") at a price of $62 per share in cash and (ii) as promptly as practicable after the closing of the Offer, causing Purchaser to merge with and into the Company, with each issued and outstanding Company Common Share not owned by Purchaser being converted into the same consideration paid per share in the Offer, subject to the terms and conditions set forth in the Acquisition Agreement;

     WHEREAS, the board of directors of the Company has adopted resolutions approving and declaring advisable the Acquisition Agreement, this Agreement and the other Transactions (such approvals having been made in accordance with the Delaware General Corporation Law, including for purposes of Section 203 thereof);

     WHEREAS, as an inducement to Parent and Purchaser to enter into the Acquisition Agreement and make the Offer, the Stockholder has agreed to enter into this Agreement;

     WHEREAS, the Stockholder is the record and beneficial owner of those Company Common Shares set forth opposite the Stockholder's name on Schedule 2(d) attached hereto (as may be adjusted from time to time pursuant to Section 5 hereof, the "Subject Shares"); and

     WHEREAS, concurrently with the execution and delivery hereof, Parent and Purchaser are also entering into Tender Agreements in the form hereof with a total of 9 other stockholders of the Company (the "Other Tender Agreements").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

     Section 1. Agreements of the Stockholder.

     (a) Agreement to Tender. The Stockholder hereby agrees to validly tender promptly, and in any event no later than the fifth business day following the commencement of the Offer, or if the Stockholder has not received the offering materials by such time, within two business days following receipt of such materials, pursuant to the Offer and not to withdraw any of the Subject Shares. The Stockholder shall receive the same offer price received by the other

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stockholders of the Company in the Offer with respect to the Company Common
Shares tendered by him or it. Purchaser's obligation to accept for payment and pay for the Company Common Shares tendered in the Offer pursuant to this Agreement is subject to all the terms and conditions of the Offer set forth in the Acquisition Agreement and Exhibit A thereto.

     (b) Stockholder Information. The Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents (as defined in the Acquisition Agreement) and, if approval of the stockholders of the Company is required under applicable law, a proxy or information statement, his or its identity and ownership of Company Common Shares and the nature of his or its commitments, arrangements and understandings under this Agreement. The Stockholder and his or its counsel shall be given an opportunity to review and comment on the Offer Documents and the proxy or information statement before the filing thereof with the SEC.

     (c) Block on Inconsistent Agreements or Actions. The Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of his or its obligations hereunder or the transactions contemplated hereby.

     (d) No Transfer of Subject Shares. The Stockholder agrees not to transfer (except as otherwise provided herein) record ownership or beneficial ownership (or both) of any Subject Shares or any interest therein other than in any estate planning transaction or to a charitable institution, family member or affiliate where the transferee in each case agrees to comply with all of the requirements of this Agreement with respect to the transferred Subject Shares (each a "Permitted Transferee"). The parties hereby agree that any Permitted Transferee shall become a "Stockholder" for all purposes hereunder. For the purposes of this Agreement, the term "transfer" and the like means any sale, assignment, grant, transfer, gift, pledge, creation of a Lien (as defined below) or other disposition of any Subject Shares or any interest of any nature therein.

     Section 2. Representations and Warranties of the Stockholder. The Stock-holder hereby represents and warrants to Parent and Purchaser as follows:

     (a) The Stockholder has the capacity to enter into this Agreement and the right and power to perform his or its obligations under this Agreement. Assuming that this Agreement constitutes the valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     (b) The Stockholder is not subject to or obligated under any provision of any contract or other agreement or any law, regulation, order, judgment, injunction or decree that would be breached (or with notice or lapse of time or both, would result in a breach) or violated by, or conflict with, the execution, delivery and performance of this Agreement by the Stockholder.

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     (c) No authorization, consent, notice or approval of, or any filing with, any public body, court or authority is necessary for consummation by the Stockholder of the transactions contemplated by this Agreement, other than under the HSR Act.

     (d) The Stockholder is the record and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of the Subject Shares and has full and unrestricted power to dispose of and to vote such Subject Shares, subject to applicable law. The Subject Shares, together with the other Company Common Shares set forth on Schedule 2(d) attached hereto (such other Company Common Shares, collectively, the "Excluded Shares"), constitute all of the Company Common Shares over which , members of their respective immediate families, or personal charitable foundations or similar organizations founded or established by any of them (or in the case of a stockholder that is a trust, the grantor thereof) possesses record or beneficial ownership on the date of this Agreement. The Stockholder has the necessary and sufficient right and authority to make the commitments contained in this Agreement with respect to the Subject Shares. Except for the Subject Shares, any options to acquire Company Common Shares as set forth on Schedule 2(d) and the Excluded Shares, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder a party to or subject to any contract, commitment, arrangement, understanding or relationship that allows or obligates him or it to vote or acquire any securities of the Company or otherwise relates to the Subject Shares or restricts his or its rights in the Subject Shares in any way (the "Other Securities and Rights").

     (e) The Subject Shares and the certificates representing the Subject Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever ("Liens") (including any contractual restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except for any such encumbrances or proxies arising hereunder. Upon transfer to Purchaser or Parent, as the case may be, by Stockholder of the Subject Shares, and subject to the receipt by the Stockholder of payment as contemplated by the Acquisition Agreement and this Agreement, Purchaser or Parent, as the case may be, will have title to the Subject Shares, free and clear of all Liens, other than restrictions set forth under applicable securities laws.

     (f) There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to his or its knowledge, threatened against him or it or any other person, that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

     Section 3. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser represents and warrants to the Stockholder as follows:

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            (a) Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to execute and deliver this Agreement and the Acquisition Agreement.

            (b) The execution and delivery by such party of this Agreement and the Acquisition Agreement and the performance by it of its obligations under this Agreement and the Acquisition Agreement have been duly authorized by all necessary corporate action and do not and will not conflict with or result in a violation pursuant to (A) any provision of its organizational documents, (B) any material loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) assuming that all of the Parent Required Governmental Consents (as defined in the Acquisition Agreement) are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Purchaser other than, in the case of (B) and (C) any such items that would not individually or in the aggregate, (i) have a Parent Material Adverse Effect (as defined in the Acquisition Agreement) or (ii) prevent or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement and the Acquisition Agreement.

            (c) Assuming that this Agreement constitutes the valid and binding obligation of the Stockholder, this Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

            (d) There is no action, suit, investigation, complaint or other proceeding pending against such party or any of its affiliates or, to the knowledge of such party, threatened against it or any of its affiliates that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by such party of its rights under this Agreement or the performance by such party of its obligations under this Agreement.

            Section 4. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

            (a) The Stockholder hereby agrees that, during the term of this Agreement, and solely with respect to any item described in clauses (i), (ii) and/or (iii) of this Section 4(a), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder will appear at the meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Subject Shares (i) in favor of the Merger and the Acquisition Agreement,
(ii) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Acquisition Agreement, and (iii) against any action or agreement which would impede, delay, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company, in each case only if such matter is presented for action at a meeting or by written consent.

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     (b) The Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, solely with respect to any item described in clauses (i),
(ii) and/or (iii) of this Section 4(b), its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in connection with any meeting of the stockholders of the Company, (i) in favor of the Merger and Acquisition Agreement, (ii) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Acquisition Agreement, and (iii) against any action or agreement which would impede, delay, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company, in each case only if such matter is presented for action at a meeting or by written consent.

     (c) The Stockholder represents that any proxies heretofore given in respect of the Subject Shares, if any, are not irrevocable, and that such proxies have been revoked.

     (d) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Acquisition Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 10 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

     (e) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

     Section 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting Company Common Shares or the acquisition of additional Company Common Shares or other securities or rights of the Company by the Stockholder, through the exercise of stock options or otherwise, the number of Subject Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Company Common Shares or other securities or rights of the Company issued to or acquired by the Stockholder.

     Section 6. Grant of Option.

     (a) The Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase the Subject Shares at a purchase price of $62 per Subject Share (subject to Section 6(d) herein, the "Exercise Price"), in the manner set forth in this Section.

     (b) At any time or from time to time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part, if on or after the date hereof any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, any of its "affiliates" (as defined in the

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Exchange Act) or any person acting in concert with either Parent or any such affiliate (a "Third Party"), shall have:

          (i) commenced or publicly announced an intention to commence a bona fide tender offer or exchange offer for any Company Common Shares, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a Fully Diluted Basis);

          (ii) acquired or entered into an agreement to acquire beneficial ownership of Company Common Shares which, when aggregated with any Company Common Shares already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a Fully Diluted Basis), provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a Fully Diluted Basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 3% of the outstanding voting equity of the Company (either on a primary or Fully Diluted Basis); or

          (iii) filed a Notification and Report Form under the HSR Act, reflecting an intent to acquire the Company or any assets or securities of the Company;

provided that the Option shall not be exercisable if any of the events described above were pursuant to or as a result of the compliance with Section 5.3 of the Acquisition Agreement.

     It shall be a condition to the valid exercise of the Option that Parent, Purchaser or Parent's designee concurrently exercise in whole the option set forth in Section 6 of each of the Other Tender Agreements.

     In the event that Parent wishes to exercise the Option, Parent shall give written notice (the "Option Notice", with the date of the Option Notice being hereinafter called the "Notice Date") to the Stockholder specifying the place and date (not earlier than 3 nor later than 5 business days from the Notice
Date) for closing such purchase (the "Closing"). Parent's obligation to purchase Subject Shares upon exercise of the Option, and the Stockholder's obligation to sell the Subject Shares upon exercise of the Option, is subject (at the election of each of Parent or the Stockholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Subject Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired. Parent's obligation to purchase the Subject Shares upon exercise of the Option is further subject

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(at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Stockholder contained in this Agreement. Notwithstanding the foregoing, any failure by Parent to purchase the Subject Shares upon exercise of the Option at the Closing as a result of the non-satisfaction of any of the foregoing conditions shall not affect or prejudice Parent's right to purchase the Subject Shares upon the subsequent satisfaction of such conditions.

     (c) At the closing, (i) the Stockholder will deliver to Parent the certificate or certificates representing the Subject Shares and (ii) Parent shall pay the aggregate purchase price for the Subject Shares to be purchased by wire transfer of immediately available funds to accounts, which accounts shall be designated in writing to Parent, in the amount of the Exercise Price times the number of Subject Shares to be purchased.

     (d) In the event that Parent or Purchaser pays a price higher than $62 per share for Subject Shares tendered into the offer, the Exercise Price shall be increased to equal such higher price.

     Section 7. No Solicitation.

     (a) The Stockholder agrees that after the date of this Agreement he shall not, and will use his or its reasonable best efforts to ensure that his or its investment bankers, attorneys, accountants, agents or other advisors or representatives (the "Stockholder Representatives"), directly or indirectly, will not take any action with respect to an Acquisition Proposal that the Company is prohibited from taking under clause (i) or (ii) of Section 5.3(a) of the Acquisition Agreement; provided that the Stockholder shall be entitled to participate in all actions that the Company is or would be entitled to take as contemplated by the second sentence of Section 5.3(a) of the Acquisition Agreement so long as such actions are taken in compliance with Section 5.3(a); provided further that nothing herein shall prevent the Stockholder from discharging his fiduciary duties as a member of the board of directors of the Company, in compliance with the Acquisition Agreement. Notwithstanding the foregoing, it is agreed and understood by the parties that the term "Stockholder Representatives" shall not include the Company or any Subsidiary of the Company or any of their respective investment bankers, attorneys, accountants, agents or other advisors or representatives.

     (b) The Stockholder hereby agrees to cease and cause to be terminated all existing discussions or negotiations conducted by him or it or at his or its behest heretofore with respect to any Acquisition Proposal (other than with Parent).

     Section 8. [INTENTIONALLY OMITTED.]

     Section 9. Further Assurances. With respect to the Stockholder's obligations under this Agreement, the Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be

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deemed by Parent or Purchaser to be necessary to carry out the provisions hereof, at the sole cost and expense of Parent or Purchaser as the case may be. Parent and Purchaser shall jointly and severally indemnify and hold harmless the Stockholder and his or its investment bankers, attorneys, accountants, agents or other advisors or representatives from and against any and all losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, amounts paid in settlement and costs of mitigation, including reasonable costs, fees and expenses of attorneys and accountants, incurred or suffered by the Stockholder, in each case as a result of any action taken by the Stockholder pursuant to the request of Parent or Purchaser pursuant to this Section.

     Section 10. Termination. Unless earlier terminated by mutual agreement of the parties, all of the obligations of the parties under this Agreement (including without limitation the obligation of the Stockholder to tender the Subject Shares in the Offer and not withdraw such Subject Shares) shall terminate upon the first to occur of (i) any termination of the Acquisition Agreement in accordance with its terms or (ii) the acceptance for payment of the Subject Shares by Parent or Purchaser in the Offer (the "Termination Date"); provided, however, that (x) in the event that an Option Notice is delivered prior to the Termination Date, the provisions set forth in Section 6 shall survive any termination of this Agreement and (y) whether or not the Merger is consummated, the provisions set forth in Section 11(h) shall survive any termination of this Agreement.

     Section 11. Miscellaneous Provisions.

     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to Parent and Purchaser at their respective address stated in the Acquisition Agreement, and all notices to the Stockholder shall be given to the Stockholder at the address set forth on the signature page hereto, with a copy (which shall not constitute notice) to:

             Neal, Gerber & Eisenberg
             Two North LaSalle Street, Suite 2200
             Chicago, Illinois  60602
             Attention:  Ross D. Emmerman
             312.269.8051 (telephone)
             312.269.1747 (facsimile)

     (b) No Waivers; Remedies; Amendment.

          (i) No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this

     Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

          (ii) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and the fact that Parent and Purchaser would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, the Stockholder agrees that Parent and Purchaser shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which Parent and Purchaser may be entitled, at law or in equity.

          (iii) No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by the Stockholder, Parent or Purchaser from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the Stockholder, Parent and Purchaser, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

     (c) Successors and Assigns; Third Party Beneficiaries. No party shall assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party, except that Parent and Purchaser will have the right to assign to any direct or indirect wholly owned subsidiary of Parent or Purchaser any and all rights and obligations of Parent or Purchaser under this Agreement, provided that any such assignment will not relieve either Parent or Purchaser from any of its obligations hereunder. Any assignment or delegation in contravention of this Section shall be void AB INITIO and shall not relieve the assigning or delegating party of any obligation under this Agreement. Subject to the preceding sentence, the provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

     (d) Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     (e) Severability of Provision. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any court of competent jurisdiction or other authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     (f) Entire Agreement. This Agreement, together with the Acquisition Agreement and any other documents and instruments as referenced herein, embodies the entire agreement and understanding of the Stockholder, Parent and Purchaser, and supersedes all prior agreements or understandings, with respect to the subject matters of this Agreement.

     (g) Survival. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of a party contained in this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement.

     (h) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     (i) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                         SEARS, ROEBUCK AND CO.

                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         INLET ACQUISITION CORP.

                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________


                                         STOCKHOLDER

                                         By:____________________________________
                                         Name:__________________________________
                                         Its:___________________________________

                                         Address:

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                                  Schedule 2(d)
                                  -------------